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                                  [LETTERHEAD]



                               January 31, 1997






Cortex Pharmaceuticals, Inc.
15241 Barranca Parkway
Irvine, California 92618

          RE: REGISTRATION STATEMENT ON FORM S-8 - 1996 STOCK INCENTIVE PLAN, 1989 INCENTIVE STOCK OPTION, NONQUALIFIED STOCK OPTION AND STOCK PURCHASE PLAN, 1989 SPECIAL NONQUALIFIED STOCK OPTION AND STOCK PURCHASE PLAN AND EXECUTIVE STOCK PLAN

Ladies and Gentlemen:

     At your request, we have examined the form of Registration Statement on Form S-8, (the "Registration Statement"), being filed by Cortex Pharmaceuticals, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") on January 31, 1997, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,402,319 shares of the Company's Common Stock, $.001 par value per share (the "Common Stock"), issuable under the Company's 1996 Stock Incentive Plan, 1989 Incentive Stock Option, Nonqualified Stock Option and Stock Purchase Plan, 1989 Special Nonqualified Stock Option and Stock Purchase Plan and Executive Stock Plan (the "Plans").

     We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

     Based on the foregoing, it is our opinion that the 2,402,319 shares of Common Stock to be issued under the Plans and against full payment therefor in accordance with the respective terms and conditions of the Plans will be legally and validly issued, fully paid and nonassessable.
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Cortex Pharmaceuticals, Inc.
January 31, 1997
Page 2



     We consent to the use of this opinion as an exhibit to the Registration Statement.


                                             Very truly yours,

                                             STRADLING, YOCCA, CARLSON & RAUTH